Exhibit 10.05

eBay Inc.
2025 Hamilton Ave.
                    San Jose, CA 95125
                    Company Tax ID: 77-043092

Performance Based Restricted Stock Unit Grant Notice (“Grant Notice”) and Performance Based Restricted Stock Unit Award Agreement
                        Award Number:
                        Plan:             2008
                        Type:            PBRSU
Effective as of [ ] (the “Grant Date”), eBay Inc., a Delaware corporation (the “Company”), pursuant to its Equity Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the individual named above (“Participant”) an award of Performance Based Restricted Stock Units (“PBRSUs”) with respect to [ ] shares of Stock at the target level of performance (the “Target Shares”) specified in Appendix A hereto (“Appendix A”). This Performance Based Restricted Stock Unit Award (the “Award”) is subject to all of the terms and conditions set forth in this Grant Notice, the Performance Based Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”) (including without limitation the performance-based vesting conditions set forth in Appendix A), the special provisions for Participant’s country, if any, attached hereto as Exhibit B, the Plan, and any applicable sub-plan to the Plan for Participant’s country, all of which are incorporated herein by reference. The number of shares of Stock (“Shares”) Participant will be eligible to receive pursuant to the Award, if any, may increase or decrease from the Target Shares based on the Company’s actual performance and Participant’s continued service, as set forth in Appendix A. Any capitalized terms used in this Grant Notice without definition shall have the meanings ascribed to such terms in the Plan.
Participant’s award will vest as set forth in the Agreement.
By Participant’s signature and the Company’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, any applicable sub-plan to the Plan for Participant’s country, and this Grant Notice which includes Exhibit A (the Agreement) and Exhibit B (the special provisions for Participant’s country, if any). Participant has reviewed and fully understands all provisions of the Plan, any applicable sub-plan to the Plan for Participant’s country, and this Grant Notice in their entirety, including Exhibits A and B, and has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions arising under the Plan, any applicable sub-plan to the Plan for Participant’s country, and this Grant Notice, including Exhibits A and B.

    eBay Inc.         Date
                            Date

EXHIBIT A
TO PERFORMANCE BASED RESTRICTED STOCK UNIT AWARD GRANT NOTICE
EBAY INC. PERFORMANCE BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
Pursuant to the Performance Based Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Performance Based Restricted Stock Unit Award Agreement (the “Agreement”) is attached, eBay Inc., a Delaware corporation (the “Company”) has granted to Participant an award of Performance Based Restricted Stock Units (“PBRSUs”) under the Company’s Equity Incentive Award Plan, as amended from time to time (the “Plan”), with respect to a number of Shares as set forth in the Grant Notice.
GENERAL
1.Definitions. Any capitalized terms used in this Agreement without definition shall have the meanings ascribed to such terms in the Plan or the Grant Notice, as applicable.
2.Incorporation of Terms of Plan. The Award is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
AGREEMENT
1.Grant of the PBRSUs. As set forth in the Grant Notice, as of the Grant Date (as defined in the Grant Notice), the Company hereby grants to Participant the number of PBRSUs based on the shares of Stock (“Shares”) set forth in the Grant Notice, subject to all the terms and conditions in the Grant Notice (including Appendix A, this Exhibit A and Exhibit B) and the Plan. The number of PBRSUs specified in the Grant Notice reflects the target number of Shares (the “Target Shares”) that may be earned by Participant. The number of Shares Participant will be eligible to receive pursuant to the Award, if any, may increase or decrease from the Target Shares based on the Company’s actual performance and Participant’s continued service. No Shares shall be issued to Participant until the time set forth in Section 2. Prior to actual issuance of any Shares, such PBRSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company. Unless otherwise determined by the Committee, the PBRSUs include a right to Dividend Equivalents equal to the value of any dividends paid on the Stock for which the dividend record date occurs between the Grant Date and the date the PBRSUs are settled or forfeited. Subject to vesting and the amount of Earned PBRSUs (as defined in Appendix A), each Dividend Equivalent entitles Participant to receive the equivalent cash value of any such dividends paid on the number of Shares underlying the PBRSUs that are earned during such period. Dividend Equivalents will be accrued (without interest) and will be subject to the same conditions as the PBRSUs to which they are attributable, including, without limitation, the vesting conditions, the provisions governing the time and form of settlement of the PBRSUs, and any special provisions for Participant’s country in Exhibit B.
2.Vesting of the PBRSUs.
(a)A number PBRSUs, if any, will vest on the vesting date set forth in Appendix A (the “Vesting Date”) based on the extent to which the performance goals set forth in Appendix A (the “Performance Goals”) are achieved during the applicable performance periods beginning and ending on the dates set forth in Appendix A (each, a “Performance Period” and together, the “Performance Periods”).
Any portion of the Shares subject to the Award that do not vest based on the achievement of the Performance Goals and Participant’s continued service (including any continued service requirement following the applicable Performance Period(s)) shall be forfeited by Participant and cancelled by the Company. Achievement of the Performance Goals shall be determined and certified by the Committee in writing prior to the settlement of the Award. For the avoidance of doubt, all vesting is subject to

Participant’s continued service with the Company or a Subsidiary through the Vesting Date, except as set forth in Section 2(b) and (d).
(b)In the event of Participant’s Termination of Service for any reason prior to June 30, 2028, all unvested PBRSUs shall be forfeited for no consideration, except as otherwise provided in Appendix A. In the event of Participant’s Termination of Service due to Retirement on or after June 30, 2028, Participant shall continue to vest in the PBRSUs as indicated in Section 2(a) above for a period ending on the earlier of (i) the expiration of the two year period measured from the Retirement Date (as defined below) and (ii) the Vesting Date (the “Continued Vesting Period”), notwithstanding such Termination of Service, subject to the requirements of Sections 2(d)-(h). The PBRSUs that Participant is entitled to retain following any such Retirement shall be considered vested for purposes of this Agreement upon the earlier of (x) the date of Participant’s death and (y) the Vesting Date, and such PBRSUs shall be settled at the time set forth in Section 3. Any PBRSUs that will not be eligible to vest in connection with Participant’s Retirement because the Vesting Date is after the last day of the Continued Vesting Period shall be forfeited, and shall terminate and cease to be outstanding, on the Retirement Date.
(c)For purposes of this Agreement, (i) any PBRSU which had become vested in accordance with both service and performance-based vesting requirements of this Agreement shall be referred to as a “Vested PBRSU”, and (ii) any PBRSU which is not a Vested PBRSU shall be referred to as an “Unvested PBRSU”.
(d)In the event Participant engages in Conflicting Activities following the Retirement Date, as determined by the Committee in its sole discretion, any Unvested PBRSUs at the date Participant began engaging in such Conflicting Activities shall cease vesting, shall be forfeited, and shall terminate and cease to be outstanding. Any determination by the Committee as to whether Participant has engaged in Conflicting Activities and the date Participant began engaging in such Conflicting Activities shall be final and binding on Participant.
(e)For purposes of this Agreement “Retirement” means Participant’s voluntary resignation after such date that Participant has provided services to the Company for a continuous period through June 30, 2028; provided, however, that a termination will not be treated as a Retirement unless (i) Participant shall have provided at least six (6) months’ advance written notice (the “Retirement Notice”) prior to the actual date of Participant’s Retirement (the actual date of the Retirement, the “Retirement Date”) to the Chief Executive Officer and the Company’s most senior Human Resources Officer of Participant’s potential decision to retire, (ii) Participant shall have provided the Company with Participant’s good faith plan to transition Participant’s duties and responsibilities prior to the Retirement Date, (iii) on or before the Retirement Date, Participant shall have entered into an effective and irrevocable general release of claims in favor of the Company in substantially the form set forth in Exhibit C attached hereto, and (iv) following Retirement Participant does not engage in Conflicting Activities during the balance of the Continued Vesting Period set forth in Section 2(a) and Appendix A. The continued vesting of the PBRSUs under this Agreement, and the continued vesting of any Award granted under the Plan is mutually exclusive to any severance benefits that Participant may be entitled to under the Amended and Restated eBay Inc. SVP and Above Standard Severance Plan, as amended from time to time, the Amended and Restated eBay Inc. Change in Control Severance Plan for Key Employees, as amended from time to time, and any successor plans or other severance plans, policies or agreements under which Participant may otherwise become eligible for severance benefits (collectively, the “Severance Plans”), such that upon Participant’s Retirement, Participant shall not be eligible for any severance benefits under any Severance Plans. For the avoidance of doubt, if Participant engages in Conflicting Activities during the Continued Vesting Period, Participant shall not be eligible for any severance benefits under any Severance Plans. If Participant delivers to Company a Retirement Notice that details a Retirement Date that is on or after June 30, 2028 and such Retirement Notice is delivered not more than six (6) months in advance of such Retirement Date, then Participant’s employment with Company will not be terminated by the Company without Cause (as such term is defined in the Amended and Restated eBay Inc. SVP and Above Standard Severance Plan, as amended from time to time) at any time between the date of such Retirement Notice and the Retirement Date; provided that Participant otherwise complies with all requirements of this Section 2(e) in all material respects. For the avoidance of doubt, a Retirement may satisfy the conditions of this Section 2(e)(ii) notwithstanding the fact that the Company may not have appointed a successor for Participant prior to the date of his Retirement.
(f)For purposes of this Agreement “Conflicting Activities” means that Participant, directly or indirectly, as an officer, director, employee, consultant, owner, partner, agent, co-venturer or in any other capacity (i) performs, participates in or provides, or attempts to perform, participate in or provide, or (ii) assists another person, entity or organization to perform, participate in or provide, or attempts to assist another person, entity or organization to perform, participate in or provide Conflicting Services, in each case, for any E-Commerce Competitor. Notwithstanding the foregoing, “Conflicting Activities” shall not include acting as a consultant (and not as an officer, director, employee, owner, partner, or co-venturer or in any other non-consulting role) for (1) investment or private equity funds that invest in entities that provide Conflicting Services (but do not directly or indirectly through non-investment affiliates perform, participate in or provide any Conflicting Services), or (2) private venture capital entities with annual gross revenues of less than $500 million USD. Notwithstanding the foregoing, Participant may directly or indirectly own equity securities of an E-Commerce Competitor, or entity affiliated with an E-Commerce Competitor, during the Continued Vesting Period; provided that their value does not exceed one percent (1%) of the aggregate equity market capitalization of such entity and Participant is not otherwise providing Conflicting Services for such entity.
(g)For purposes of the term Conflicting Activities “Conflicting Services” means any e-commerce platform, product, service, or process or the research and development thereof, for any E-Commerce Competitor.
(h)For purposes of this Agreement, “E-Commerce Competitor” means any person, entity or organization set forth on Exhibit D attached hereto, which (i) shall be completed by the Company in the Company’s good faith discretion on or before July 31 2025, including (i) any of their respective majority-owned affiliates, and (ii) any additional persons, entities or organizations, and any of their respective majority-owned affiliates, that the Company determines, in its good faith discretion, to be E-Commerce Competitors at any time prior to the date of Participant’s Retirement (“Additional Competitors”); provided that at no time may the list of E-Commerce Competitors (including Additional Competitors) be greater than fifteen (15) (including each E-Commerce Competitor and its majority-owned affiliates as one E-Commerce Competitor for this purpose). For the avoidance of doubt, subject to the foregoing proviso, the Company, in its good faith discretion, may (x) remove persons, entities and organizations from the list of E-Commerce Competitors and (y) identify Additional Competitors, in each case, at any time (but only at reasonable intervals determined by the Company in good faith) prior to the date of Participant’s Retirement, and upon such removal or identification (as applicable) and written notice to Participant, such Additional Competitors shall no longer be deemed E-Commerce Competitors (in the case of such a removal) or be deemed E-Commerce Competitors (in the case of an addition) under this Agreement from the time such written notice is given.
3.Settlement of the PBRSUs. Shares underlying Vested PBRSUs (including shares that become a Vested PBRSU during the Continued Vesting Period) shall be issued, and unless otherwise determined by the Committee, any accrued Dividend Equivalents with respect to such Shares shall be paid, to Participant on or as soon as administratively practicable following the Vesting Date (and in no event later than 60 days following the Vesting Date), subject to Sections 3 and 4 hereof; provided, that Participant has not experienced a Termination of Service, other than a Retirement, on or prior to such Vesting Date. Following the Vesting Date, the Company shall promptly cause to be issued (either in book-entry form or otherwise) to Participant or Participant’s beneficiaries, as the case may be, Shares with respect to Vested PBRSUs that become vested on the Vesting Date. No fractional Shares shall be issued under this Agreement. Except in respect of Participant’s Retirement, the vesting of the PBRSUs shall cease immediately upon a Termination of Service, as further described in Section 8(j) below, and any unvested PBRSUs awarded by this Agreement and the Grant Notice shall be forfeited upon such Termination of Service.
4.Section 409A. It is intended that the PBRSUs granted hereunder shall comply with or be exempt from Section 409A of the Code (with such exemption pursuant to the “short-term deferral” rule applicable to such section, as set forth in the regulations or other guidance published by the Internal Revenue Service thereunder) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be so exempt or in compliance. Except as otherwise permitted under Section 409A of the Code, the settlement of the PBRSUs shall not be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A of the Code; provided that, for the avoidance of doubt, nothing in this Agreement shall otherwise restrict the Committee’s ability to accelerate vesting of the PBRSUs in accordance with Section 12 of the Plan so long as settlement is not accelerated or deferred except as otherwise permitted under Section 409A of the Code. Notwithstanding anything herein to the contrary, in the event the amounts payable under this Agreement are determined to constitute “nonqualified deferred compensation” subject to Section 409A of the Code, then, to the extent Participant is a “specified employee” under Section 409A of the Code subject to the six-month delay thereunder, any such vesting or related payments to be made during the six-month period commencing on Participant’s “separation from service” (as defined in Section 409A of the Code) shall be delayed until the expiration of such six-month period to the extent required by Section 409A of the Code. In no event shall the Company be liable for any additional tax, interest or penalty that may be imposed on Participant by Section 409A of the Code, or damages for failing to comply with Section 409A of the Code, in each case, for any payments made consistent with the terms of this Agreement.
5.Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company and/or Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant as a result of participation in the Plan (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount (if any) withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting, settlement, release or cancellation of the PBRSUs or any related Dividend Equivalents, the issuance of Shares upon settlement of the PBRSUs, the subsequent sale of Shares acquired pursuant such issuance and the receipt of any dividends, and (b) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the PBRSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant has become subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy the Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer (or their respective agents), at their discretion and pursuant to such procedures as they may specify from time to time, to satisfy the obligations with regard to the Tax-Related Items by one or a combination of the following:
(i)withholding a net number of otherwise issuable vested Shares having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and/or the Employer pursuant to the terms and conditions of the Plan or other applicable withholding rates; and/or
(ii)arranging for the Company-designated broker to sell on the market a portion of the otherwise issuable vested Shares that have an aggregate market value sufficient to pay the Tax-Related Items (a “Sell to Cover”), on Participant’s behalf and at Participant’s direction pursuant to this authorization; and/or
(iii)withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer (including from any Dividend Equivalents); and/or
(iv)requiring Participant to make a payment in cash (or cash equivalent) to the Company or the Employer;

provided, however, that if Participant is an executive officer, within the meaning of Section 16 of the Exchange Act, then the obligations with regard to the Tax-Related Items shall be satisfied by first withholding any otherwise payable Dividend Equivalents upon the relevant taxable or tax withholding event, as applicable, and then withholding a net number of otherwise issuable vested Shares as described in clause (i) above, unless the use of such Share withholding method would result in adverse consequences under applicable tax or securities law or accounting principles, in which case the obligations with regard to the Tax-Related Items in excess of the amount of otherwise payable Dividend Equivalents shall be satisfied by the method described in clause (ii) above. Without limiting the foregoing, if any portion of the PBRSU Award is considered to provide a “deferral of compensation” under Section 409A of the Code, certain payroll taxes (FICA) may be due upon Participant satisfying the Retirement eligibility requirements or upon Participant’s death, and in any such case, the Company shall be authorized to withhold the applicable employee portion of Participant’s FICA tax obligations at such time and on any applicable dates thereafter and to satisfy Participant’s FICA tax obligations, the Company shall withhold Shares consistent with the previous sentence.
No fractional Shares will be sold to cover or withheld to cover Tax-Related Items. The Company may withhold or account for Tax-Related Items by considering maximum applicable rates in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding a number of Shares as described in (ii) above, for tax purposes Participant will be deemed to have been issued the full number of Shares subject to the vested PBRSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items. The Company may refuse to issue or deliver the Shares or refuse to deliver the proceeds of the sale of Shares if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.
6.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
7.Conditions to Issuance of Certificates. Notwithstanding any other provision of this Agreement, the Company shall not be required to issue or deliver any certificate or certificates for any Shares prior to the fulfillment of all of the following conditions: (a) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of the Shares under any U.S. state or federal or non-U.S. law or under rulings or regulations of the U.S. Securities and Exchange Commission or other governmental regulatory body (including any applicable non U.S. governmental regulatory body), which the Company shall, in its sole and absolute discretion, deem necessary and advisable, (c) the obtaining of any approval or other clearance from any U.S. state or federal or non-U.S. governmental agency that the Company shall, in its absolute discretion, determine to be necessary or advisable and (d) the lapse of any such reasonable period of time following the date the PBRSUs vest as the Company may from time to time establish for reasons of administrative convenience.
8.Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
9.Award Not Transferable. This Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges conferred hereby immediately will become null and void.
10.Nature of Grant. In accepting the Award, Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the PBRSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of PBRSUs, or benefits in lieu of PBRSUs, even if PBRSUs have been granted in the past;
(c)all decisions with respect to future grants of PBRSUs, if any, will be at the sole discretion of the Company;
(d)Participant is voluntarily participating in the Plan;
(e)the grant of the PBRSUs and Participant’s participation in the Plan and the terms and conditions set forth in this Agreement shall not create a right to employment or service or be interpreted as forming an employment or service contract with the Company, the Employer or any Subsidiary and shall not interfere with the ability of the Company, the Employer or any Subsidiary to terminate Participant’s employment or service relationship (if any);
(f)the PBRSUs and any Shares subject to the PBRSUs are not intended to replace any pension rights or compensation;
(g)the PBRSUs and any Shares subject to the PBRSUs, and the income and value of same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;
(h)the future value of the Shares subject to the PBRSUs is unknown, indeterminable and cannot be predicted with certainty;
(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the PBRSUs resulting from Participant ceasing to provide services to the Company, the Employer or any Subsidiary (for any reason whatsoever, including, but not limited to Retirement or engaging in Conflicting Activities, and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or providing services or the terms of Participant’s employment agreement or service contract, if any) and in consideration of the grant of the PBRSUs to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, the Employer or any Subsidiary, waives his or her ability, if any, to bring any such claim, and releases the Company, the Employer and any Subsidiary from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims and Participant shall not be entitled to any form of relief or damages with respect to any such claims;
(j)in the event of Participant’s Termination of Service (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or providing services or the terms of Participant’s employment agreement or service contract, if any), except as otherwise provided by Section 2 of this Agreement or determined by the Company, Participant’s right to vest in the PBRSUs, if any, will terminate effective as of the date that Participant is no longer actively providing services and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or providing services or the terms of Participant’s employment agreement or service contract, if any); the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the PBRSUs; and
(k)neither the Company, the Employer nor any Subsidiary will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States dollar that may affect the value of the PBRSUs or any amounts due to Participant pursuant to the vesting of the PBRSUs or the subsequent sale of any Shares acquired under the Plan.
11.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding participation in the Plan, or Participant’s acquisition or sale of Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
12.Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that he or she is subject to any applicable Company insider trading policy. In addition, depending on his or her country of residence, Participant may be subject to additional insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., PBRSUs) under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable Company insider trading policy and any additional restrictions that may apply due to local insider trading restrictions or market abuse laws. Participant is advised to speak to his or her personal legal advisor regarding any applicable local insider trading restrictions or market abuse laws.
13.Data Privacy. Participant hereby voluntarily consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other PBRSU grant materials by and among, as applicable, the Employer, the Company and any Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that the Company, the Employer and any Subsidiary may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all PBRSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Personal Data”).
Participant understands that Personal Data will be transferred to E*Trade Corporate Financial Services, Inc. and/or its affiliates (“E*Trade”) or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of Personal Data may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country. Participant authorizes the Company, E*Trade and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Personal Data, in electronic or other form, for the purpose of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom Participant may elect to deposit any Shares received upon vesting of the PBRSUs. Participant understands that he or she may request a list with the names and addresses of any potential recipients of Personal Data by contacting Participant’s regional human resources (“MyHR”) representative. Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, request access to Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her MyHR representative. Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, Participant’s employment status or service with the Employer will not be adversely affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant PBRSUs or other equity awards to Participant or administer or maintain such awards. Therefore, Participant understands that refusal or withdrawal of consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her MyHR representative.
14.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to the PBRSUs or future PBRSUs granted under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
15.Language. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
16.Governing Law and Choice of Venue. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of the Grant Notice (including this Agreement and the special provisions for Participants outside the U.S. attached hereto as Exhibit B), regardless of the law that might be applied under such state’s conflict of laws principles.
For purposes of litigating any dispute that arises directly or indirectly in respect of this Award, the parties hereby submit to and consent to the jurisdiction of the State of Delaware and agree that such litigation shall be conducted in the courts of Wilmington, Delaware , or the federal courts for the United States for the District of Delaware, and no other courts, where this grant is made and/or to be performed. Participant acknowledges that Participant is individually represented by legal counsel in negotiating the terms of this Agreement, including this Section 16 designating the venue and forum in which a controversy arising from this Agreement may be adjudicated and the choice of law to be applied.
17.Conformity to U.S. Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the U.S. Securities and Exchange Commission, including without limitation Rule 16b-3 under the Exchange Act. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Awards are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
18.Award Subject to Clawback. The Award and any cash payment or Shares delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
19.Amendment, Modification and Termination. To the extent permitted by the Plan, the Grant Notice (including this Agreement and Exhibit B) may be wholly or partially amended or otherwise modified or terminated at any time or from time to time by the Committee or the Board, provided, that, except as may otherwise be provided by the Plan, no amendment, modification or termination of this Agreement shall adversely effect the Award in any material way without the prior written consent of Participant.
20.Notices. Notices required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the post by certified mail, or its non-U.S. equivalent, with postage and fees prepaid, addressed to Participant at his or her address shown in the Company records, and to the Company at its principal executive office.
21.Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, and to the extent permissible under local law, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.
22.Exhibit B. The Award shall be subject to any special provisions set forth in Exhibit B of the Grant Notice for Participant’s country, if any. If Participant relocates to one of the countries included in Exhibit B of the Grant Notice prior to the Vesting Date or while holding Shares issued upon vesting of the PBRSUs, the special provisions for such country shall apply to Participant, to the extent the Company determines that the application of such provisions is advisable or necessary for legal or administrative reasons. Exhibit B of the Grant Notice constitutes part of this Agreement.
23.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the PBRSUs and on any Shares issued upon vesting of the PBRSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
24.Entire Agreement: Severability. The Plan and the Grant Notice (including Exhibit B) are incorporated herein by reference. The Plan and the Grant Notice (including this Agreement and Exhibit B) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. If any provision of the Plan or the Grant Notice (including this Agreement and Exhibit B) is determined to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.
25.Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other participant.

Exhibit C
FORM OF RELEASE PROVISIONS
1.RELEASE OF CLAIMS. You are executing this Separation Agreement in connection with your [List Applicable Equity Awards] (collectively, the “Equity Awards”). In return for the Retirement (as defined in the Equity Awards) benefits set forth in the Equity Awards and this Separation Agreement, and as a material inducement to the Company to provide you with such benefits, you waive, release, and promise never to assert any claims, known or unknown, that you might have against the Company, its parents, subsidiaries, and affiliates and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates (collectively the “Released Parties”), arising out or related to your employment with the Released Parties and/or your termination of employment with the Released Parties; or otherwise arising on or before the date this Separation Agreement is signed other than Excluded Claims (as defined below).  The released claims include, but are not limited to, claims for compensation, bonuses, stock options, stock, and all claims arising under federal, state and local statutory or common law, such as Title VII of the Civil Rights Act of 1964, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (ADEA), the Employee Retirement and Income Security Act of 1974, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, the California Worker Adjustment and Retraining Notification Act, and the law of contract and tort, and any and all claims for attorneys’ fees and costs.
The released claims do not include claims that you cannot, as a matter of law, waive by private agreement; rights of indemnification and/or mandatory advancement of expenses by the Company or any subsidiary thereof under the Company’s bylaws or the by-laws of any such subsidiary, or under statute or any insurance or other indemnification agreements, arrangements or policies, including the Company’s Directors and Officers Liability Insurance policy and the Company’s Indemnity Agreement, or any agreement to which you are a party (together, the “Indemnification Agreements”), which rights are expressly preserved and remain in full force and effect; claims for unemployment or state disability insurance benefits; rights to vested benefits under the Company’s and its affiliates’ employee benefit plans and rights to participation in group benefit plans under COBRA; rights to continued vesting following Retirement under the Equity Awards; or legally protected rights, remedies, or recoveries provided by SEC Rule 21F-17 and related guidance (each and all referred to as the “Excluded Claims”).  Additionally, nothing in this Separation Agreement precludes you from filing a charge or complaint with or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the National Labor Relations Board, or any comparable federal, state, or local government agency.  However, while you may file a charge and participate in any proceeding conducted by the Equal Opportunity Commission, the Securities and Exchange Commission, the National Labor Relations Board, or any comparable federal, state, or local government agency, by signing this Separation Agreement, you waive your right to bring a lawsuit against the Company and waive your right to any individual monetary recovery in any action or lawsuit initiated by such agency with the exception that this Agreement does not limit your right to receive an award for providing information to any government agency that is authorized to provide monetary or other awards to eligible individuals who come forward with information that leads to an agency enforcement action.  Further, nothing in the Agreement is intended or shall be construed to prohibit you from challenging under the Older Workers Benefit Protection Act your waiver of claims under the ADEA.

2.RELEASE OF UNKNOWN CLAIMS. Excepting the Excluded Claims, you also waive, release and promise never to assert any such claims, known or unknown, suspected or unsuspected whether or not you are aware of the nature or extent of the claims at the time that this Separation Agreement becomes effective.  You therefore waive your rights under Section 1542 of the California Civil Code and any similar law of any other state.  Section 1542 reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”  You hereby knowingly, intentionally, and expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims you may have against the Company.”
3.OWBPA.  YOU ACKNOWLEDGE THAT YOU ARE KNOWINGLY AND VOLUNTARILY WAIVING AND RELEASING ANY RIGHTS YOU MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 (ADEA), THAT THE CONSIDERATION GIVEN FOR THE WAIVER AND RELEASE IS IN ADDITION TO ANYTHING OF VALUE TO WHICH YOU WERE ALREADY ENTITLED, AND THAT THIS AGREEMENT IS WRITTEN IN A MANNER CALCULATED TO BE UNDERSTOOD BY YOU.  YOU HAVE BEEN ADVISED IN WRITING, AS REQUIRED BY THE ADEA AND THE OLDER WORKERS’ BENEFIT PROTECTION ACT (OWBPA), THAT:  (A) YOUR WAIVER AND RELEASE DO NOT APPLY TO ANY RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE EXECUTION DATE OF THIS SEPARATION AGREEMENT; (B) YOU SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS SEPARATION AGREEMENT; (C) YOU HAVE FORTY-FIVE (45) DAYS TO CONSIDER WHETHER TO SIGN THIS SEPARATION AGREEMENT (ALTHOUGH YOU MAY CHOOSE VOLUNTARILY TO SIGN IT ANY TIME); (D) YOU HAVE SEVEN (7) DAYS AFTER YOU SIGN TO REVOKE THE SEPARATION AGREEMENT BY DELIVERING A WRITTEN STATEMENT OF REVOCATION TO YOUR HUMAN RESOURCES REPRESENTATIVE AT THE BELOW ADDRESS BY CLOSE OF BUSINESS ON THE SEVENTH DAY; AND (E) THIS SEPARATION AGREEMENT WILL NOT BE EFFECTIVE UNTIL THE DAY AFTER THE REVOCATION PERIOD HAS EXPIRED, WHICH WILL BE THE EIGHTH DAY AFTER YOU SIGN IT (“EFFECTIVE DATE”)THE PARTIES AGREE THAT ANY CHANGES, WHETHER MATERIAL OR IMMATERIAL, DO NOT RESTART THE RUNNING OF THE FORTY-FIVE (45) DAY PERIOD.
Upon acceptance of this Agreement, please sign below and return the executed original to me within the earlier of the time period specified in your Equity Awards or forty-five (45) days of the date you first received this Agreement. Upon your signature below, this will become our binding agreement with respect to your separation from the Company and its terms merging and superseding in their entirety all other or prior agreements and communications, whether written or oral, by you and the Company as to the specific subjects of this Agreement. In the event you sign prior to your Separation Date, you agree to re-sign on or shortly after your Separation Date such to reflect that the waiver and release runs through your Separation Date.

[SIGNATURE BLOCK ON FOLLOWING PAGE]

eBay Inc.
By:
        [Name]
        [Title]
I UNDERSTAND AND AGREE TO THE TERMS CONTAINED IN THIS AGREEMENT AND INTEND, BY MY SIGNATURE BELOW, TO BE LEGALLY BOUND BY THOSE TERMS. I AM SIGNING THIS RELEASE KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE SEVERANCE BENEFITS DESCRIBED ABOVE:
                                Date:
[Name]